Exhibit 14

Code of Conduct Policy

Statement of Core Beliefs

Media Exchange Group, Inc. (“The Company” of “MXGI”) is committed to promoting integrity and maintaining the highest standard of ethical conduct in all of our activities. We are dedicated to the following principals:

•	Honesty

•	Confidentiality

•	Customer Service

•	Shareholder Rights

•	Responsibility

•	Compassion

•	Fairness

•	Respect

Delegation of Authority

Only employees who are specifically authorized by the Company's Board of Directors or Bylaws may commit the company to others. A "commitment" includes the execution of any written agreement, the making of any oral agreement, or any other undertaking that obligates or binds the company in any respect, whether or not it involves the payment of money. Employees must never execute a document or otherwise commit the company unless they have clear authority to do so. They should check with their supervisor to determine what authority limits have been delegated to them. Failure to follow this policy may subject the employee to disciplinary action.

Responsibilities to Stakeholders

Confidential Information

MXGI believes its confidential proprietary information is an important asset in the operation of its business and prohibits the unauthorized use or disclosure of this information. MXGI also requires its employees to fully comply with the regulations governing the disclosure of proprietary information.

To protect confidential information, it is company policy that:

•	Confidential information within the company is on a need-to-know basis

•	Confidential information must be marked appropriately

•	Confidential information of the company should be disclosed when:

o	It is required by law

o	It is done in accordance with the company's disclosure guidelines and is necessary to further the company's business activities.

Competitive Information

Illegal practices of obtaining competitive information are absolutely prohibited. This includes, but is not limited to:

o	Corporate espionage

o	Seeking confidential information in a manner that violates a contractual obligation or commitment.

o	Any form of questionable intelligence gathering

Conflicts of Interest

MXGI employees should not have any financial or other business relationships with suppliers, customers or competitors that might impair, or even appear to impair, the independence of any judgment they may need to make on behalf of the company. Unless otherwise stated, employees are not allowed to perform services, have a financial or material interest in a private company that is, or may become, a supplier, customer, or competitor of the company. Employees have an obligation to disclose to their supervisors any situation that presents the possibility of a conflict of interest between the employee and the company.

Customers, Suppliers and Competitor Relations

It is company policy to treat customers, business allies and suppliers fairly and not engage in anticompetitive practices that unlawfully restrict the free market economy.

Bribes and Gifts

No payment in any form shall be made directly or indirectly to anyone for the purpose of obtaining or retaining business, or to obtain any other favorable action. A violation of this policy may subject the employee to disciplinary action as well as potential criminal prosecution.

Entertainment

Appropriate business entertainment in connection with business discussions or the development of business relationships is generally deemed appropriate in the conduct of official business. This may include business-related meals and trips, refreshments before or after a business meeting, and occasional athletic, theatrical or cultural events. This applies equally to giving or receiving entertainment.

Government Representatives

What is acceptable practice in the commercial business environment may be against the law or the policies of federal, state or local governments. Therefore, no gifts or business entertainment of any kind may be given to any government employee without the prior approval of the company's legal counsel, except for items of nominal value (less than $50).

Agreements with Competitors

Formal or informal agreements with competitors that seek to limit or restrict competition in some way are often illegal. Unlawful agreements include those which seek to fix or control prices; allocate products, markets or territories; or boycott certain customers or suppliers. To ensure compliance with antitrust law, discussions with competitors regarding any of these potential agreements is a violation of company policy and may subject the employee to disciplinary action as well as the potential for criminal prosecution.

Employee Relations

It is the company policy that all employees and supervisors, should strive to meet the following objectives:

•	Respect each employee, worker and representative of customers, suppliers and contractors as an individual, showing courtesy and consideration and fostering personal dignity;

•
Make a commitment to and demonstrate equal treatment of all employees, workers, customers, suppliers and contractors without regard to race, color, gender, religion, age, national origin, citizenship status, veteran status, sexual orientation or disability;

•	Provide employment opportunities to qualified individuals with disabilities and veterans;

•	Encourage employees to voice their opinions freely about the policies and practices of the company by communicating and practicing an open door policy;

•	Provide a workplace free of harassment on the basis of race, color, gender, religion, age, national origin, citizenship status, veteran status, sexual orientation or disability;

•	Keep employees generally informed of the policies, plans and progress of the company through regular communications;

•	Afford employees a reasonable opportunity, consistent with the needs of the company, for training to become better skilled in their jobs;

•	Encourage promotion from within, consistent with the needs of the company, whenever qualified employees are available;

•	Provide and maintain a safe, healthy and orderly workplace; and

•	Assure uniformly fair compensation and benefit practices that will attract, reward and retain quality employees.

Equal Employment Opportunity

It is the policy of MXGI Company to ensure equal treatment for all employees and applicants, regardless of race, color, religion, national origin, age, sex, sexual orientation, or mental/physical capacity. This policy applies to all company activities, including, but not limited to, recruiting, hiring, training, transfers, promotions and benefits.

Non-Harassment and Sexual Harassment

It is company policy to provide a workplace free from harassment. Harassment may be unlawful and is prohibited whether it occurs in the workplace, at customer or vendor sites, or at other employment related events or activities. Harassment includes, but is not limited to:

o	Verbal harassment (epithets, derogatory statements, slurs)

o	Physical harassment (hitting, pushing or other aggressive physical contact)

o	Visual harassment (posters, cartoons, drawings).

o	Sexual harassment is (unwelcome sexual advances, requests for sexual favors, sexual epithets and verbal or physical conduct of a sexual nature)

Employees who observe, learn of, or are subjected to harassment, are responsible immediately to report the conduct to their human resources representative or the Board of Directors for prompt investigation. The company will act promptly and vigorously to take corrective action and appropriate discipline with respect to any harassment or retaliation, up to and including termination of offending individuals.

Environmental Compliance

MXGI is committed to conducting its business in compliance with all applicable environmental and workplace laws and regulations in a manner that has the highest regard for the safety and well-being of its employees and the general public.

Recording Transactions

MXGI shall make and keep books, invoices, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company. Each employee shall maintain accurate and fair records of transactions, time reports, expense accounts, and other company records. The company shall devise and maintain a system of internal controls sufficient to provide reasonable assurances that transactions are properly authorized, executed, and recorded. No entries will be made that intentionally conceal or disguise the true nature of any company transaction.

Whistleblowers

If an employee believes that the company's books and records are not being maintained in accordance with these requirements, the employee should report the matter directly to their supervisor or to the company's Chief Financial Officer.

When an employee is faced with a tough ethical decision or whenever they have any doubts as to the right thing to do, they should talk to someone else such as their supervisor, another manager, or the Chief Executive Officer.

MXGI will not permit any form of retribution against any person, who, in good faith, reports known or suspected violations of company policy.

Use of Company Assets

MXGI's assets are to be used only for the legitimate business purposes of the company and its subsidiaries and only by authorized employees or their designees. This includes both tangible and intangible assets.

MXGI's electronic mail (e-mail) system should be restricted primarily to company business. Highly confidential information should be handled appropriately. The company reserves the right at any time to monitor and inspect, without notice, all electronic communications data and information transmitted on the network and electronic files located on personal computers owned by the company or computers on the premises used in company business.

Third party software is provided as a productivity tool for employees to perform their job functions. To the extent permitted under applicable law, employees, contractors and temporary employees shall assign to the company any invention, work of authorship, composition or other form of intellectual property created during the period of employment.